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Friday November 12 1999
COMPANY PRESS RELEASE

             Advanced Communications Announces Third Quarter Results Core Yellow Pages Business Reflects Sound Fundamentals

ST. LOUIS, Nov. 12 /PRNewswire/ -- Advanced Communications Group, Inc. (ACG) (NYSE: ADG - NEWS) today announced continued solid operating results for the third quarter ended September 30, 1999. Consistent with previous announcements of a change in business focus and strategy, ACG's financial statements represent principally the results and condition of the

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company's yellow pages subsidiary, Great Western Directories, Inc. In April
1999, ACG announced its intent to sell its telecommunications services operations; accordingly, the results of telecommunications services operations have been presented as discontinued operations.

Commenting on the results, Richard O'Neal, Chairman & CEO, stated, "We believe our core yellow pages business reflects sound fundamentals. Quantitatively, our top line growth was right in line with plan -- double digit for the quarter and seven percent on a year-to-date basis. Qualitatively, recently compiled market research data indicates that over 57 percent of those surveyed in the recently added Austin, Texas market say our directory is the only one they use. We believe all these results continue to validate the underlying strength of our print directory assets, which we plan to leverage to execute our proposed strategy of focusing on the Internet."

Yellow pages publishing revenue for the quarter ended September 30, 1999 was $9.1 million, representing an increase of 10.4 percent from the comparable quarter of 1998 and driven by a new directory in a smaller market and an increase in advertising revenue from recurring directories. Earnings before interest, taxes, depreciation, amortization and stock-based compensation (EBITDA) from continuing operations was $0.7 million, representing an increase of 9.7 percent from the comparable quarter of 1998. EBITDA margin from continuing operations of 7.3 percent remained unchanged from the comparable quarter of 1998. Net loss per share from continuing operations was $0.11 compared to a loss of $0.07 in the comparable quarter of 1998, representing a decline of 57.1 percent due principally to higher interest and income tax expenses in the current quarter.

For the nine months ended September 30, 1999, yellow pages publishing revenue of $42.3 million rose 7.2 percent from the pro forma* results in the comparable period of 1998. EBITDA from continuing operations of $5.3 million in the current nine-month period declined 26.4 percent from $7.2 million in the pro forma* comparable period of 1998. As explained in connection with results for the 1999 second quarter, this $1.9 million decline in EBITDA is due principally to the prototype directory in Austin, Texas, the $3.1 million impact of which was recognized during the second quarter of 1999. It is noteworthy that productivity gains of $1.2 million mitigated the short-term dilutive impact of the Austin prototype. Excluding the impact of the Austin prototype directory, EBITDA margin for the nine months ended September 30, 1999 was 20.2 percent compared to 18.1 percent for the comparable period in 1998. Net loss per share from continuing operations was $0.12 compared to a loss of $0.04 in the pro forma* year-ago period, representing a decline of 200.0 percent due principally to greater interest expense in the current nine-month period.

WorldPages.com Pro Forma** Operations

ACG announced previously the execution of revised definitive agreements to acquire the outstanding stock of YPtel Corporation (a yellow pages company), Web YP, Inc. (an Internet directory d/b/a WorldPages.com) and a related company, Big Stuff, Inc., (a web site production and design company). This proposed transaction is a major component of ACG's new strategy to focus on print and Internet directories and is subject to shareholder approval. If approved and upon closing, the combined companies will be re-named WorldPages.com, Inc., and, its stock will continue to be traded on the NYSE under a new symbol.



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"As we announced last week," O'Neal added, "we have filed a revised preliminary proxy statement under rules of confidentiality. Because this filing included pro forma** operating results through June 30, 1999, we are abstaining from reporting pro forma** operating results for subsequent periods while our documents are under review." As reported with results for second quarter 1999, for the twelve months ended June 30, 1999, pro forma** revenue was $91 million and pro forma** EBITDA was $10 million, both unadjusted for prototype directory results. As of June 30, 1999, pro forma** debt including short-term and current maturities of long-term debt was $74 million, which does not reflect any reduction resulting from the application of proceeds from the sale of the telecommunications services operations. Pro forma** diluted shares outstanding as of June 30, 1999, were approximately 45.5 million.

- The pro forma financial information does not purport to represent the financial position or results of operations of Advanced Communications Group, Inc. that would have actually occurred if the initial public offering and the concurrent acquisitions had in fact occurred on or before January 1, 1998. Additionally, the pro forma financial information is not necessarily representative of the financial position or results of operations of ACG for any future period. Since the acquired companies were not under common control or management, historical combined results of operations may not be comparable to, or indicative of future performance.

- The pro forma financial information specifically excludes results of telecommunications services operations and does not purport to represent the financial position or results of operations of WorldPages.com, Inc. that would have actually occurred if the proposed business combination had in fact occurred on or before July 1, 1998. Additionally, the pro forma financial information is not necessarily representative of the financial position or results of operations of WorldPages.com, Inc. for any future period. Since the companies to be combined were not under common control or management, historical combined results of operations may not be comparable to, or indicative of future performance.

Please consult WWW.ACGINC.NET and WWW.WORLDPAGES.COM for more information concerning the companies.